EXHIBIT 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:
We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 29, 2006 and December 30, 2005, and for each of the three years in the period ended December 29, 2006, management’s assessment of the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 29, 2006, and the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 29, 2006, and have issued our reports thereon dated February 26, 2007 (which reports express unqualified opinions and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment). Such consolidated financial statements and our reports are included in this Annual Report on Form 10-K.
We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Merrill Lynch as of December 31, 2004, the restated consolidated balance sheets of Merrill Lynch as of December 26, 2003 and December 27, 2002, and the related restated consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows for the year ended December 26, 2003 and December 27, 2002 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on these financial statements included explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to SFAS No. 142, Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, by retroactively restating its 2003 and 2002 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees.)
In our opinion, the information set forth in Exhibit 12 under the captions “Ratio of Earnings to Fixed Charges” and “Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends” for each of the five years in the period ended December 29, 2006, included in this 2006 Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.
/s/ Deloitte & Touche LLP
New York, New York
February 26, 2007